UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Vie Financial Group, Inc.

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VIE FINANCIAL GROUP, INC.

1114 AVENUE OF THE AMERICAS

22nd FLOOR

NEW YORK, NEW YORK 10036

July 29, 2004

To Our Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2004 Annual Meeting of Stockholders of Vie Financial Group, Inc. on Wednesday, September 22, 2004. The Annual Meeting will be held at the Renaissance New York Hotel Times Square, Two Times Square, 714 Seventh Avenue at W. 48th Street, New York, New York 10036. The Annual Meeting will begin at 10:00 a.m., New York City time. The formal Notice of Annual Meeting appears on the next page. The attached Proxy Statement describes the matters that we expect to act upon at the Annual Meeting.

Please note that only stockholders of record at the close of business on July 29, 2004 will be entitled to vote at the Annual Meeting. Your vote is important. We urge you to vote your shares either in person at the Annual Meeting or by returning your proxy as soon as possible.

We appreciate your interest in Vie Financial Group, Inc.

Sincerely,

/s/ Dean G. Stamos

Dean G. Stamos
Chief Executive Officer

VIE FINANCIAL GROUP, INC.

1114 AVENUE OF THE AMERICAS

22nd FLOOR

NEW YORK, NEW YORK 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 22, 2004

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vie Financial Group, Inc. will be held at 10:00 a.m. New York City time, on Wednesday, September 22, 2004 at the Renaissance New York Hotel Times Square, Two Times Square, 714 Seventh Avenue at W. 48th Street, New York, New York 10036 for the following purposes:

1.	To elect five directors for a term of one year and until their successors are elected and qualified.

2.	To consider and act upon such other business that may properly come before the meeting.

Only stockholders of record at the close of business on July 29, 2004 will be entitled to vote at the Annual Meeting. Such stockholders may vote in person or by proxy. You may grant a proxy to vote your shares by completing and returning the enclosed proxy card in accordance with the instructions set forth on the card. A list of the stockholders entitled to vote at the Annual Meeting will be available at our corporate headquarters at 1114 Avenue of the Americas, 22nd Floor, New York, New York 10036 beginning on September 10, 2004. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card. This will ensure your proper representation at the Annual Meeting. This Notice of Annual Meeting and the Proxy Statement and form of proxy are being sent or given to stockholders commencing on or about August 9, 2004.

By Order of the Board of Directors

Sincerely,

New York, New York	Christopher S. Stangel
July 29, 2004	Secretary

YOUR VOTE IS IMPORTANT.

PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 22, 2004

This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of Vie Financial Group, Inc. beginning August 9, 2004. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Stockholders to be held on Wednesday, September 22, 2004 and at any adjournment or postponement of that Meeting. The proxy procedure permits all Vie stockholders of record as of the close of business on July 29, 2004 to vote at the Annual Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

VOTING PROCEDURES

Your Vote is Very Important

You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You may revoke your proxy at any time before it is voted by delivering written notice to the Secretary, by submitting a proxy bearing a later date, or by appearing in person and casting a ballot at the Annual Meeting. Your shares will be voted in accordance with the directions you provide so long as your properly signed proxy is returned to us and not revoked prior to or at the Annual Meeting. If you do not indicate how your shares are to be voted, your shares will be voted as recommended by the Board of Directors.

Who Can Vote?

Stockholders of record as of the close of business on July 29, 2004 are entitled to vote. On July 29, 2004, 21,139,245 shares of common stock are outstanding and eligible to vote, and 12,013.5 shares of our Series G Convertible Preferred Stock (Series G Preferred) are outstanding and eligible to vote. Each share of common stock is entitled to one vote on each matter presented at the Annual Meeting, and each share of Series G Preferred is entitled to 187.65 votes, or an aggregate of 2,254,356 votes, on each matter presented at the Annual Meeting. Holders of our Series G Preferred are entitled to vote on an as-converted basis together with the holders of our common stock as a single class. As a result, holders of our common stock and our Series G Preferred will be entitled to cast an aggregate of 23,393,601 votes together as a single class at the Annual Meeting. We refer to the aggregate number of votes that holders of our common stock and our Series G Preferred are entitled to cast at the Annual Meeting collectively as the “Voting Stock”.

A list of stockholders eligible to vote will be available at our corporate headquarters, 1114 Avenue of the Americas, 22nd Floor, New York, New York 10036, beginning on September 10, 2004. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How Do I Vote?

You may attend the Annual Meeting and vote in person. Alternatively, a registered stockholder may vote shares by giving a proxy via mail or fax. To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your completed proxy card may also be returned via fax to: StockTrans, Inc. Proxy Department at (610) 649-7302.

If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

How Are Votes Counted?

If you return a signed and dated proxy card but do not indicate how the shares are to be voted, the shares represented by your proxy card will be voted as recommended by the Board of Directors. A valid proxy also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters not described in the Proxy Statement that are properly presented for action at the Annual Meeting. If your proxy card is marked “abstain,” your shares will not be voted on that proposal.

If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute a “broker non-vote.” A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied, however abstentions and broker non-votes are not considered to be votes cast and do not affect the required vote.

What Vote is Required?

In order to have a quorum present at the Annual Meeting, a majority of the Voting Stock must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

In the election of Directors, the nominees who receive the most votes will be elected. Each stockholder is entitled to cast one vote for each Director to be elected; cumulative voting is not permitted. “Broker non-votes” will not be counted as votes cast for or against the election of Directors.

Who Will Count the Vote?

The Company’s transfer agent, StockTrans, Inc., will tabulate and certify the vote as inspectors of the election.

Can Any Party Control the Outcome of the Vote?

Yes. Our majority stockholders are OptiMark Innovations Inc. (Innovations), SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP and SOFTBANK Capital LP, each a Delaware limited partnership (SOFTBANK), and Draper Fisher Jurvetson ePlanet Ventures L.P., a Cayman Islands limited partnership, Draper Fisher Jurvetson ePlanet Partners Fund, LLC, a California limited liability company, and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, a German partnership (DFJ ePlanet). SOFTBANK and DFJ ePlanet are investors in Innovations. Innovations, SOFTBANK and DFJ ePlanet are entitled to cast approximately 26%, 40% and 21%, respectively, or an aggregate of approximately 87% of the total votes to be cast and, therefore, can control the votes in the election of Directors at our Annual Meeting.

THE BOARD OF DIRECTORS OF VIE RECOMMENDS THAT HOLDERS OF VOTING STOCK VOTE “FOR” ALL THE NOMINEES FOR THE BOARD OF DIRECTORS.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees for Election as Directors

The Board of Directors has determined to fix the size of the Board at no more than nine directors. The Board is currently fixed at five directors, and is comprised of the following members: Ronald D. Fisher, William A. Lupien, Jonah M. Meer, Dean G. Stamos and Robert J. Warshaw. The Board has nominated the five incumbent Directors to be elected to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. There are no current plans to fill the vacant board seats.

Each nominee has consented to being named in this proxy as a nominee and to serving as a Director if elected. In the event that any nominee should be unable to serve as a Director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors or the Board of Directors may decide to reduce the number of standing directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

The following biographies provide information about each nominee’s principal occupation and business experience, age, and directorships held in other public corporations, as well as Vie Board committee memberships as of July 29, 2004.

Name	Age	Principal Occupation
Ronald D. Fisher (1) (2)	56	Managing Partner of SOFTBANK Capital Partners and Vice Chairman of SOFTBANK Holdings, Inc. for over five years.
William A. Lupien	62	Chairman of OptiMark Holdings, Inc. through December 2003, and for over five years.
Jonah M. Meer (1) (3)	49	Chief Executive Officer of jBroker Global Inc. since June 2000 and Consultant to Continental Information Systems Corporation since August 2002; Chief Executive Officer of Continental Information Systems from June 2002 to August 2003; Chief Operating Officer and Chief Financial Officer of Continental Information Systems from June 1997 though June 2002.
Dean G. Stamos	38	Chief Executive Officer of Vie since October 2002; President of NYFIX Millenium, LLC, a subsidiary of NYFIX, Inc. from August 1999 to September 2002; Director of Execution Services at SG Cowen Securities from August 1997 to August 1999.
Robert J. Warshaw (2)	50	Chief Executive Officer of Vie from May 8, 2002 until October 8, 2002; Chief Executive Officer of OptiMark Holdings, Inc., the parent of our majority stockholder, and of OptiMark, Inc. since March 14, 2001; Co-Chief Executive Officer, Executive Vice President and Chief Technology Officer of OptiMark, Inc., a subsidiary of OptiMark Holdings, Inc.; Executive Vice President and Chief Technology Officer of OptiMark Technologies, Inc. from November 1999 through June 2000; Chief Information Officer at Lazard Freres & Co. LLC, an international investment banking firm, from October 1993 to October 1999.

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Mr. Meer serves as Chairman of the Audit Committee and as the Audit Committee Financial Expert, as defined in the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (Exchange Act).

Ronald D. Fisher has served as a director since May 8, 2002, and as the Chairman since October 31, 2002. Mr. Fisher is not an executive officer of the Company. Mr. Fisher is a Managing Partner of SOFTBANK Capital Partners and Vice Chairman of SOFTBANK Holdings, Inc. He also serves as a director of SOFTBANK Corp., Japan. Mr. Fisher joined SOFTBANK in October 1995, overseeing its U.S. operations and its other activities outside of Asia. Prior to joining SOFTBANK, Mr. Fisher was, for six years, the Chief Executive Officer of Phoenix Technologies Ltd., the leading developer and marketer of system software products for personal computers, from January 1990 to February 1996. He joined Phoenix from Interactive Systems Corporation, a UNIX software company, where he served for five and a half years as President, initially as Chief Operating Officer and then CEO. His experience prior to Interactive Systems includes senior executive positions at Visicorp, TRW, and ICL (USA). Mr. Fisher also serves on the boards of OptiMark Innovations Inc., E*Trade Group Inc. and GSI Commerce, Inc. Mr. Fisher earned his MBA from Columbia University and Bachelor of Commerce degree from the University of Witwatersand in South Africa.

William A. Lupien has been a director of Vie since September 13, 2002. Mr. Lupien was Chairman of OptiMark Holdings, Inc., a company which he co-founded in January 1988, until December 2003. He has been active in the securities business since joining the California-based brokerage firm of Mitchum, Jones & Templeton (MJT), Inc. in 1965. Mr. Lupien served as Chairman and CEO of MJT and served as a specialist on the equity trading floor of the Pacific Exchange for 17 years. From 1983 to 1988, Mr. Lupien served as President, then Chairman and CEO, of Instinet Corporation, a computer-based market-access network, where he presided over an 1100% increase in trading volume. Mr. Lupien was a member of the Board of the Pacific Exchange and of its original Inter-exchange Committee, which designed the Intermarket Trading System (ITS). He also served as Chairman of the Floor Trading and Nominating Committee and was a member of the Advisory Committee of the Securities and Exchange Commission (SEC), dedicated to the development of a U.S. national market system. Mr. Lupien is a graduate of San Diego State University and the co-inventor of the OptiMark® Trading System.

Jonah M. Meer has served as a director of Vie since May 19, 2004. Mr. Meer is also Chief Executive Officer of jBroker Global Inc., the U.S. affiliate of Ivory Software Systems Ltd, a leading provider of trade order management software systems to the banking community. He is also a consultant to Continental Information Systems Corporation (Continental), from which he resigned as Chief Executive Officer in 2003, having previously served as Chief Operating Officer and Chief Financial Officer from 1997 though 2002. Mr. Meer joined Continental from Oppenheimer & Co, following 13 years at Oscar Gruss & Son, a NYSE member firm where he was the partner in charge of operations and finance. He has extensive experience in the securities industry, working with publicly traded companies, and with complex litigation issues. Mr. Meer holds a B.S. in Accounting, a J.D. and an LLM in Taxation.

Dean G. Stamos has served as a director and our Chief Executive Officer since October 9, 2002. Prior to joining Vie, Mr. Stamos was co-founder and president of NYFIX Millennium, LLC, a New York-based alternative trading system. Stamos was also a director at SG Cowen Securities, where he was responsible for the execution service division. Previously, he was regional manager of Herzog, Heine Geduld, Inc., where he oversaw the Boston and San Francisco execution service divisions. Prior to joining Herzog, Heine Geduld, he was the Boston manager of Cowen & Company. Mr. Stamos has served on numerous regional exchange and execution quality committees and has presented at multiple industry symposiums on a wide variety of topics, including market structure and quality of execution. He began his career as a trader and specialist on the floor of the Boston Stock Exchange.

Robert J. Warshaw has served as a director since May 8, 2002, and served as our acting Chief Executive Officer from May 8, 2002 until October 9, 2002. Mr Warshaw has also served as Chief Executive Officer of OptiMark Holdings, Inc. and of OptiMark, Inc. since March 14, 2001. OptiMark Holdings is the parent company of one of our majority stockholders, OptiMark Innovations Inc. Mr. Warshaw previously served as Co-Chief Executive Officer, Executive Vice President and Chief Technology Officer of OptiMark, Inc., which is a subsidiary of OptiMark Holdings, Inc. From November 1999 through June 2000, Mr. Warshaw served as Executive Vice President and Chief Technology Officer of OptiMark Technologies, Inc. From October 1993 to October 1999, Mr. Warshaw was Chief Information

Officer at Lazard Freres & Co. LLC, an international investment banking firm. From January 1990 to October 1993, he was a partner at McKinsey & Company, a global management consulting firm. Mr. Warshaw received his bachelor’s degree in English from the University of Pennsylvania and a Masters in Management from Northwestern University’s Kellogg School of Management.

Corporate Governance

Stockholders elect Vie’s Board of Directors and vote on extraordinary matters; the Board of Directors is the Company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer (CEO); and management runs the Company’s day-to-day operations. Our Board of Directors currently consists of five directors as described in Proposal One: Election of Directors. The primary responsibilities of the Board of Directors are oversight, counseling and direction to the Company’s management in the long-term interests of the company and its stockholders. The Board’s detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the CEO and other senior executives; (b) reviewing and, where appropriate, approving the company’s major financial objectives, strategic and operating plans and actions; (c) overseeing the conduct of the Company’s business to evaluate whether the business is being properly managed; and (d) overseeing the processes for maintaining the Company’s integrity with regard to its financial statements and other public disclosures and compliance with laws and ethics. The Board of Directors has delegated to the CEO, working with the Company’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.

The Board of Directors had a total of five meetings and took action by unanimous written consent three times during the fiscal year ended March 31, 2004. All directors attended at least 75% of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during the year. The Board has no formal policy with regard to director attendance at the Annual Meeting.

The Board of Directors has a Compensation Committee and an Audit Committee. During the fiscal year ended March 31, 2004, the Board also had a special committee of independent directors to evaluate certain financing transactions.

Special Committee and Resignations of Independent Directors

On March 19, 2003, the Board of Directors formed a special committee of independent directors to (i) evaluate and consider the terms of equity capital financing transactions proposed by the Company’s majority stockholders, (ii) determine the nature of the equity securities to be issued and, if such equity securities were to be comprised of preferred stock, consider and establish the voting powers, designations, preferences, and relative, participating, optional or other special rights of any such class or series of preferred stock, and (iii) authorize the issuance by the Company of such securities to third parties in connection with such proposed financing transactions. The special committee was composed of the following directors: Carmine F. Adimando, Jonathan F. Foster, Roy S. Neff and Howard J. Schwartz, each of whom was not an employee and was otherwise determined to be independent from the Company’s majority stockholders.

The special committee met formally seven times and the members thereof held several discussions informally between approximately April 2003 and February 2004. The special committee retained Greenberg Traurig, LLP as independent legal counsel to advise it in connection with its responsibilities.

In May and August 2003 and in September and October 2003, the special committee authorized and the Company issued shares of its Series G Preferred and Series H Convertible Preferred Stock (Series H Preferred), respectively. At the time such securities were issued, the Company did not have a sufficient number of shares of common stock available for issuance upon conversion or exercise of the Series G Preferred, the Series H Preferred and other convertible securities, and for any future issuances of common stock. In this context, the special committee considered the appropriate method to create a sufficient number of authorized shares of common stock to accomplish the foregoing objectives. After considerable discussions, the special committee determined that a reverse stock split would accomplish the objective of increasing the number of authorized shares of our common stock available for issuance and would reduce the aggregate outstanding shares of common stock to a number that is more comparable with the market capitalization of generally similar companies in our industry.

After determining that a reverse stock split would accomplish the Company’s objectives, the special committee further considered the appropriate structure and ratio of the proposed reverse stock split. The special committee determined to recommend to the full Board that the reverse stock split be structured such that adoption of the reverse stock split would be conditioned upon the requirement that a majority of the minority stockholders do not vote against the reverse stock split. The special committee recommended this reverse majority of the minority condition to the full Board to permit minority stockholders to determine whether the reverse stock split would occur by enabling them to affirmatively vote against the transaction. The special committee also determined to recommend to the full Board an approximately 1-for-100 reverse stock split ratio. Finally, the special committee determined to recommend to the full Board the reverse stock split be structured to round up to the nearest whole share any fractional shares resulting from the reverse stock split such that all holders of record of our common stock immediately prior to the effective date of the reverse stock split would remain holders of record of at least one whole share immediately following the reverse stock split. The special committee recommended these protective devices specifically for the protection of the minority stockholders and to provide such holders with rights to which they would not otherwise have been entitled as a matter of Delaware corporate law and under the Company’s organizational instruments.

By letter dated February 9, 2004, the members of the special committee, Messrs. Adimando, Foster, Neff and Schwartz, delivered to the Company’s Board of Directors their resignation as directors (and, in the case of Messrs. Foster and Adimando, their further resignation as members of the Audit Committee, and in the case of each of Messrs. Adimando, Foster, Neff and Schwartz, their further resignation as members of the special committee) effective as of 5:00 p.m., New York City time, on February 17, 2004. At the time, Messrs. Adimando, Foster, Neff and Schwartz comprised all of the Company’s “independent directors,” as that term is defined in Rule 4200 of the Nasdaq Marketplace Rules, and Messrs. Adimando and Foster comprised all of the members of the Audit Committee. The Company understands that there were no disagreements between the members of the special committee and the Company with respect to either the reverse stock split, the financing transactions, or the Company’s disclosure or financial statements, and that the resignations were not the result of any impropriety or issue with respect to the Company’s disclosure or financial statements.

On May 19, 2004, the Board of Directors appointed Mr. Meer as a Director and the Chairman of its Audit Committee, and Mr. Fisher as a member of the Audit Committee. Mr. Meer is an independent director as defined in Rule 4200 of the Nasdaq Marketplace Rules. In view of the Company’s OTC bulletin board and supermajority controlled status, and its consequent assessment of corporate governance practices and requirements, we believe that a smaller board is more appropriately aligned with the size of the Company. We have determined that the current size and composition of the board, specifically with respect to the number of independent directors and the composition of the Audit Committee, is appropriate, and there are presently no plans to fill the vacancies on the Board of Directors.

Audit Committee

The Company has an Audit Committee, which is presently composed of Jonah M. Meer and Ronald D. Fisher. Due to the resignations of the independent directors on February 17, 2004, there were no members of the Audit Committee from February 18, 2004 until May 19, 2004. As a result of the Board’s assessment of the size and composition of the board, including the number of independent directors and the composition of the Audit Committee, the Board determined that it would fill the vacancies on the Audit Committee with one independent director and one existing director. The Board determined that although Mr. Fisher was not “independent”, as that term is used in Rule 4200 of the Nasdaq Marketplace Rules, due to his affiliation with a majority stockholder of Vie, his extensive business experience would be beneficial to the Audit Committee. Mr. Meer is the Chairman of the Audit Committee, and the Board has determined that Mr. Meer is an audit committee financial expert, as that term is defined in Item 401(h)(2) of SEC Regulation S-K. Mr. Meer also satisfies the definition of “independent” as that term is used in Rule 4200 of the Nasdaq Marketplace Rules.

The Audit Committee met six times during the fiscal year ended March 31, 2004.

The Amended Charter of the Audit Committee, which was attached as an exhibit to the Proxy Statement for our 2003 Annual Meeting, provides among other things, that the Audit Committee has the authority to appoint and replace the independent accountants, to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent accountants, and to retain independent legal, accounting or other advisors. The Audit Committee considers and reviews the financial statements of the Company and matters arising in connection with external audit reports, including the scope and function of the external audit process and the independence of Vie’s external auditors, auditors’ management reports, Vie’s critical accounting policies, judgments and estimates and related matters, as well as related-party transactions. The Audit Committee expects to amend its charter in the near future to, among other things, reflect the Board’s decision to allow directors who are not independent within the meaning of Rule 4200 (which in any event does not apply to Vie) to serve on the Audit Committee.

The Audit Committee has, as required under the Exchange Act and Section 301 of the Sarbanes-Oxley Act of 2002, adopted a “whistleblower policy” providing for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters.

Code of Conduct

The Board of Directors has adopted a Code of Conduct applicable to all officers, directors and employees of the Company which provides, among other things, for honest and ethical conduct; avoidance of conflicts of interest, including the disclosure of any material transaction or relationship that could be expected to give rise to a conflict; full, fair, accurate, timely and understandable disclosure in reports filed by the Company with the SEC; internal reporting of Code of Conduct violations; and accountability for any violations.

Compensation Committee

The Compensation Committee reviews Vie’s compensation programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to the executive officers of Vie. The Compensation Committee also administers Vie’s employee stock option and incentive plans. The Compensation Committee met four times during the fiscal year ended March 31, 2004.

Nominations for Director

The Company does not have a standing nominating committee. Each director participates in decisions relating to making the Company’s nominations for directors. The Board of Directors believes that, considering the size of the Company and the Board of Directors, nominating decisions can be easily made on a case-by-case basis and there is no need for the added formality of a nominating committee. Additionally, the Board of Directors believes that it is not appropriate to have a standing nominating committee because the Company’s majority stockholders, SOFTBANK, DFJ ePlanet and OptiMark Innovations, own a majority of the voting power of the Company and thereby have the power to choose all of the directors of the Company.

The Board of Directors does not have an express policy with regard to the consideration of any director candidates recommended by our stockholders since the Board believes that it can adequately evaluate any such nominees on a case-by-case basis. The Board will consider stockholder-recommended candidates under the same criteria as internally generated candidates. Any stockholder wishing to submit such a recommendation should do so in writing addressed to Vie Financial Group, Inc. 1114 Avenue of the Americas, 22nd Floor, New York, New York 10036, Attention: Secretary. See “Stockholder Proposals” below in this proxy statement for information regarding procedures that must be followed by shareholders in order to nominate directors at the 2005 annual meeting.

Although the Board does not currently have formal minimum criteria for nominees, substantial relevant business and industry experience would generally be considered important qualifying criteria, as would the ability to attend and prepare for board, committee and stockholder meetings. Any candidate must state in advance his or her willingness and interest in serving on our Board and its Committees.

Stockholder Communications with Directors

The Company’s Board does not presently provide a formal process for stockholders to send communications to the Board. Stockholders and other interested parties wishing to contact any member (or all members) of the Board of Directors or any committee of the Board may do so by mail, addressed, either by name or title, to the Board of Directors or to any such individual director or group or committee of the directors, in care of the Company’s Secretary, and that all such correspondence should be sent to the Company’s principal office. The Board of Directors will give appropriate attention to written communication that are submitted by stockholders and will respond if and as appropriate. The Board of Directors intends to continuously evaluate its communication process with the Company’s stockholders, and may adopt additional procedures to facilitate stockholder communications with the Company’s Board, consistent with standards of professionalism and the Company’s administrative resources.

Compensation of Directors

Any executive officers who are also directors of Vie have not been compensated for their service as directors.

Directors who are not officers of the Company do not receive any cash compensation for their service as directors. Directors are reimbursed for travel-related expenses incurred in attending board meetings. During the year ended March 31, 2004, in recognition of past services in their capacity as directors of the Company, the Board of Directors approved the grant of 35,090 stock options to each of the following Directors:

Carmine F. Adimando

Jonathan F. Foster

William A. Lupien

Roy S. Neff

Howard J. Schwartz

Robert J. Warshaw

These options were granted on February 3, 2004, at an exercise price of $0.5329 per share. The options vested immediately and will remain exercisable for a period of ten years in the case of Messrs. Lupien and Warshaw, and until February 17, 2005 in the case of Messrs. Adimando, Foster, Neff and Schwartz, who resigned from the Board of Directors effective February 17, 2004.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Positions with the Company and its Subsidiaries
Dean G. Stamos	38	Chief Executive Officer and Director of Vie; Manager Member of Vie Securities LLC.
Daniel A. Nole	38	Chief Operating Officer and Chief Financial Officer of Vie and Vie Securities LLC.
Jennifer L. Andrews	34	Executive Vice President, Finance of Vie; Financial Operations Principal of Vie Securities LLC.

Vie Securities LLC is a wholly-owned subsidiary of Vie Financial Group, Inc.

Daniel A. Nole has served as our Chief Operating Officer since May 15, 2003, and our Chief Financial Officer since January 1, 2004. Prior to joining Vie, Mr. Nole was CFO, Vice President of Operations and Compliance Officer of NYFIX Millennium, LLC & NYFIX Transaction Services, Inc. Prior to NYFIX, Mr. Nole was employed as a Specialist and Compliance officer for K&S, Inc. He acted as regional market maker in forty New York Stock Exchange listed issues. Additionally, Mr. Nole worked in the Assurance and Advisory Business Services practice of Ernst & Young LLP for three years, while obtaining an MS in Accounting from NYU Stern School of Business. He completed his BA in the Liberal Arts at Colgate University.

Jennifer L. Andrews has served as Executive Vice President, Finance of Vie since May 8, 2002, as Senior Vice President and Chief Financial Officer from June 2000 to May 2002, and as Vice President and Controller from July 1999 to June 2000. Prior to joining Vie, Ms. Andrews was an audit manager in the Assurance and Advisory Business Services practice of Ernst & Young LLP, where she advised clients in the financial services industry. Ms. Andrews is a certified public accountant and received her undergraduate degree from Rowan University.

EXECUTIVE COMPENSATION

The table below sets forth the amount of all compensation paid during the three years ended March 31, 2004 to Vie’s current Chief Executive Officer, Vie’s two next most highly compensated executive officers who were serving as executive officers as of March 31, 2004, and two individuals who are among the most highly compensated executive officers, but were not serving as executive officers as of March 31, 2004.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year Ended March 31,	Salary ($)	Bonus ($)	Other ($)		Number Of Options	All Other ($)
Dean G. Stamos Current Chief Executive Officer	2004 2003 2002	163,541 129,640 –0–	50,000 25,000 –0–	–0– –0– –0–		–0– 475,553 –0–	–0– –0– –0–

Jennifer L. Andrews Executive Vice President, Finance	2004 2003 2002	135,839 121,674 105,000	–0– –0– –0–	–0– –0– –0–		–0– 31,386 –0–	–0– –0– –0–

Daniel A. Nole Former Chief Financial Officer	2004 2003 2002	129,687 –0– –0–	12,500 –0– –0–	–0– –0– –0–		50,000 –0– –0–	–0– –0– –0–

James S. Pak Former Chief Financial Officer	2004 2003 2002	116,458 135,461 –0–	–0– –0– –0–	37,500 –0– –0–	(1)	–0– 142,666 –0–	–0– –0– –0–

Fred S. Weingard Former Executive Vice President and Chief Technology Officer	2004 2003 2002	63,271 208,090 250,648	–0– –0– –0–	110,000 –0– –0–	(2)	–0– 142,666 –0–	–0– –0– 1,941	(3)

(1)	Represents consulting payments paid to Mr. Pak from January 1, 2004 to March 31, 2004, during which time Mr. Pak was no longer an employee of the Company.
(2)	Effective July 18, 2003, we entered into a separation agreement with Mr. Weingard’s. As consideration for Mr. Weingard’s resignation, release of claims and on-going non-solicitation, non-competition and non-disclosure obligations, Mr. Weingard received: (i) $100,000 in severance payments, (ii) healthcare insurance paid for by us for the three months ending October 31, 2003, and (iii) accelerated vesting with respect to 23,778 of the options held by Mr. Weingard.
(3)	Represents the payment of the premiums of a life insurance policy.

Since inception, Vie has not granted stock appreciation rights and does not have a defined benefit or actuarial plan.

Option Grants in Last Fiscal Year

The following table sets forth, for each of the executive officers listed in the Summary Compensation Table, certain information concerning options granted during the fiscal year ended March 31, 2004. Pursuant to SEC rules, the table shows the value of the options granted at the end of the option terms if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The potential realized value of the options granted would be zero if the stock price does not appreciate.

Option/SAR Grants in Last Fiscal Year

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for option term
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date

					5%($)	10%($)
Dean G. Stamos	—	—	—	—	—	—
Jennifer L. Andrews	—	—	—	—	—	—
Daniel A. Nole	50,000	40.4%	$8.00	6/19/2013	$47,945	$313,279
James S. Pak	—	—	—	—	—	—
Fred S. Weingard	—	—	—	—	—	—

Aggregated Option Exercises in Year Ended March 31, 2004 and Year End Option Values

The following table sets forth certain information concerning the number of unexercised stock options held by our executive officers at March 31, 2004 and the value thereof, and the number of exercised options and the value thereof during the fiscal year ended March 31, 2004. We calculated the amounts by multiplying the number of unexercised options by the closing price of the common stock on March 31, 2004 ($1.50) and subtracting the exercise price.

Name	Shares Acquired On Exercises (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		In-the-Money Value of Unexercised Options at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dean G. Stamos	—	—	168,837	337,673	-0-	-0-
Jennifer L. Andrews	—	—	10,462	20,924	-0-	-0-
Daniel A. Nole	—	—	16,667	33,333	-0-	-0-
James S. Pak	—	—	15,852	31,704	-0-	-0-
Fred S. Weingard	—	—	71,333	-0-	-0-	-0-

Employment Contracts and Termination of Employment pursuant to a Change in Control

We entered into an employment contract with Dean G. Stamos, effective October 9, 2002. The contract has an initial one-year term, and we may extend it for additional one-year terms with 60 days’ advance notice before expiration. The agreement provides for a salary of no less than $300,000 per year, two performance bonuses of up to $100,000 each for the first year (with $100,000 of the bonus guaranteed assuming continued employment), and the potential for additional discretionary bonuses. Mr. Stamos voluntarily elected to temporarily reduce his salary by 15% in December 2002, by an additional 18% in March 2003, and by an additional 17% in September 2003. We will resume paying Mr. Stamos his full salary once the Company becomes profitable. We will not be obligated to repay to Mr. Stamos any of the salary not paid as a result of the temporary reduction. The two one-time performance bonuses of $100,000 each were to be paid by us if, respectively, (i) we achieved net proceeds from financing of $10 million or more before January 31, 2003 and/or (ii) we achieved earnings before interest and taxes in any two consecutive months before May 1, 2003 (other than where there have been certain unapproved changes to our operating cost structure). We did not achieve either (i) or (ii), and as a result, we have paid the

$100,000 guaranteed portion of the performance bonus to Mr. Stamos. If we terminate Mr. Stamos’ employment without cause or if a constructive termination occurs, we will be required to pay him amounts ranging from six months’ to one year’s base salary, depending upon the date of termination, and vesting of his options will partially accelerate. The agreement also contains customary definitions of “cause” and “constructive termination” and contains customary confidentiality and non-competition provisions.

Also in connection with Mr. Stamos’ employment, the board granted him options to acquire 475,553 shares of our common stock under the 2002 Option Plan at an exercise price of $8.00 per share. The options are incentive stock options to the extent the tax laws allow and nonqualified stock options for the remainder. The options become exercisable over four years, assuming continued service, with the exercisability partially accelerated if Mr. Stamos’ employment is terminated without cause, if he resigns as a result of constructive termination, or upon a change in control of the Company. Mr. Stamos has anti-dilution rights on 50% of his options with respect to the first post-employment round of financing (defined as our receiving net proceeds of $1 million or more from a single funding source or $3 million or more from more than one source). These anti-dilution rights entitle him to receive additional options to purchase shares at an exercise price of $8.00 per share, subject to the same exercise schedule as the initial options, to preserve his relative ownership percentage on a fully-diluted shares outstanding basis in place on the date of grant of his initial options. As a result of these anti-dilution rights and in connection with the bridge funding from SOFTBANK and DFJ ePlanet in December 2002 and the Series G Preferred issuances in May and June 2003, Mr. Stamos is entitled to receive options to purchase an additional 3,069,699 shares of common stock.

We entered into an employment contract with Trevor B. Price, effective May 8, 2002. The agreement provided for a salary of no less than $160,000 per year, the potential for discretionary cash bonuses, and a grant of options to purchase 237,777 shares of our common stock under the 2002 Option Plan at an exercise price of $8.00. The options were to become exercisable over four years, with one third of the options vesting in the first year, and the remaining two thirds of the options vesting incrementally over the following three years, assuming continued service. Mr. Price voluntarily elected to temporarily reduce his annual salary to $150,000 in September 2003. We will not be obligated to repay to Mr. Price any of the salary not paid as a result of the temporary reduction. Mr. Price resigned from the Company effective November 30, 2003.

We entered into an employment contract with James S. Pak, effective May 8, 2002. The agreement provided for a salary of no less than $160,000 per year, the potential for discretionary cash bonuses, and a grant of options to purchase 142,666 shares of our common stock under the 2002 Option Plan at an exercise price of $8.00. The options were to become exercisable over four years, with one third of the options vesting in the first year, and the remaining two thirds of the options vesting incrementally over the following three years, assuming continued service. Mr. Pak voluntarily elected to temporarily reduce his annual salary to $150,000 in September 2003. We will not be obligated to repay to Mr. Pak any of the salary not paid as a result of the temporary reduction. Mr. Pak resigned from the Company as an employee effective December 31, 2003, however we also paid him $75,000 during the six-month period ended June 30, 2004 to provide consulting services to the Company.

We entered into a separation agreement with Fred S. Weingard, effective July 18, 2003. As consideration for Mr. Weingard’s release of claims and certain non-solicitation, non-competition and non-

disclosure obligations, Mr. Weingard is entitled to severance payments totaling $110,000, healthcare insurance paid for by us for the three months ending October 31, 2003, and accelerated vesting with respect to 23,778 of the options held by Mr. Weingard. Also in accordance with the agreement, the expiration date of his vested options, totaling 71,333, was extended from July 15, 2004 to July 15, 2005. The separation agreement releases us from claims related to a March 4, 2003 employment agreement with Mr. Weingard, effective May 18, 2002, which entitled him to (i) an annual salary of no less than $220,000 per year; (ii) the potential for discretionary cash bonuses; (iii) a grant of options to purchase 142,666 shares of our common stock under the 2002 Option Plan at an exercise price of $8.00; and (iv) upon termination without cause or his resignation upon constructive termination, accelerated vesting with respect to 15,852 of his options, $110,000 in severance pay, and the ability to exercise his vested options for a period of one year after the date of termination.

In December 2003, we entered into a separation agreement with Jennifer L. Andrews, effective upon her date of separation, which has not yet been determined. As consideration for Ms. Andrews’ release of claims and certain non-solicitation, non-competition and non-disclosure obligations, Ms. Andrews is entitled to severance payments equivalent to six months’ base salary, or $75,000, accelerated vesting with respect to 31,386 stock options granted in May 2002, and payment by Vie of certain insurance payments on behalf of Ms. Andrews for a period of six months from her date of departure.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted previously, the Compensation Committee of the Board of Directors is composed of Ronald D. Fisher and Robert J. Warshaw.

Mr. Fisher serves as a director of OptiMark Innovations Inc. and SOFTBANK Corp., Japan. Please see “Certain Relationships and Related Transactions” for a discussion of the Company’s transactions with Innovations and the SOFTBANK entities.

Mr. Warshaw was our interim Chief Executive Officer for the period May 8, 2002 through October 9, 2002. Mr. Warshaw serves as a director and the President of Innovations, and is also the Chief Executive Officer of OptiMark, Inc. (OptiMark), a stockholder of Innovations and a wholly-owned subsidiary of OptiMark Holdings, Inc. (Holdings). Please see “Certain Relationships and Related Transactions” for a discussion of the Company’s transactions with Innovations and OptiMark. In his capacity as our interim Chief Executive Officer, Mr. Warshaw participated in the Compensation Committee’s meetings and participated in the decisions of the Committee concerning the compensation of executive officers other than himself; he did not take part in any discussions or decisions regarding his own compensation.

Other than as described above, no named executive officer is a director of a corporation that has a director or executive officer who is also a director of Vie.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for developing and implementing compensation policies, plans and programs for our executive officers to enhance our profitability, and thus stockholder value, by providing for competitive levels of compensation, rewarding performance that enhances profitability and encouraging long-term service. The Compensation Committee is comprised of persons who are not current employees of Vie.

The principal components of ongoing compensation of executive officers are salary and stock option awards providing incentives and rewards for long-term service and performance. The Compensation Committee’s functions include reviewing salary levels for executive officers on an annual basis, granting stock options and otherwise administering Vie’s stock option plans. The Compensation Committee acts on behalf of Vie in supervising the negotiations of the terms of employment agreements (including modifications to existing employment agreements) with executive officers and advises and makes recommendations to the Board of Directors regarding the approval of such employment agreements and adoption of compensation and benefit plans (including amendments to existing plans) in which executive officers and directors may participate.

The Compensation Committee intends that compensation paid to the Chief Executive Officer, President and the other executive officers of the Company not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as this can be achieved in a manner consistent with the Compensation Committee’s other objectives. Code Section 162(m) generally eliminates a corporation’s tax deduction in a given year with respect to payments to certain named executive officers in excess of $1 million, unless such payments result from “qualified performance-based compensation.” The Company understands that compensation paid in the year ended March 31, 2004 will not be subject to the limitation on deductibility under Code Section 162(m).

In establishing the compensation to be paid to the Chief Executive Officer, the Committee seeks to maintain a level of total current compensation that is competitive with that of chief executives of certain other companies in the financial services industry at comparable stages of development. Accordingly, the Committee is mindful of establishing the appropriate mix of salary and option grants to align the Chief Executive Officer’s interests with the long-term interests of Vie’s stockholders. The Chief Executive Officer’s salary and bonus is paid in accordance with the terms of his employment contract, except that his salary is temporarily reduced by 50% as more fully described in the section of this proxy statement titled “Employment Contracts and Termination of Employment pursuant to a Change in Control.” No other executive officer was paid a bonus during the year ended March 31, 2004.

The Committee seeks to review annually the compensation program for executive officers to provide amounts generally consistent with the range paid by companies in similar industries, but without pegging such amounts to a specific percentile.

Ronald D. Fisher, Chairman
Robert J. Warshaw

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of June 30, 2004, regarding the beneficial ownership of the equity securities of the Company and its subsidiaries by (1) all current directors, (2) persons serving as chief executive officer of the Company, (3) the Company’s four most highly paid executive officers other than the CEO who were serving as executive officers, (4) all current directors and executive officers of the Company as a group, and (5) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC. In all cases below, unless otherwise stated, each individual exercises sole investment and dispositive power over the shares beneficially owned by that person. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of June 30, 2004.

Vie Financial Group, Inc. Common Stock, par value $0.01 per share

As of June 30, 2004, there were 21,139,245 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
OptiMark Innovations Inc. 1114 Avenue of the Americas 22nd Floor New York, NY 10036	6,645,746	(1)	88.8%

SOFTBANK Capital Partners LLC 1188 Centre Street Newtown Center, MA 02459	16,060,502	(2)	95.0%

Draper Fisher Jurvetson ePlanet Entities 2882 Sand Hill Road, Suite 150 Menlo Park, CA 94025	11,499,713	(3)	93.2%

John W. Egan 4612 Pine Valley Drive Frisco, TX 75034	1,404,914	(4)	16.8%

Jennifer L. Andrews	97,040	(5)(6)	*
Ronald D. Fisher	15,852	(5)(7)	*
William A. Lupien	87,649	(5)(6)	*
Jonah M. Meer	36,707	(6)	*
Daniel A. Nole	67,667	(5)(6)	*
James S. Pak	-0-		*
Dean G. Stamos	627,681	(5)(6)	2.9%
Robert J. Warshaw	119,353	(5)(6)(8)	*
Fred S. Weingard	71,333	(5)	*
All executive officers and directors of the Company as a group (7 persons)	1,051,949	(5)(6)	4.7%

The address of each of the beneficial owners listed above is, unless otherwise indicated, c/o Vie Financial Group, Inc., 1114 Avenue of the Americas, 22nd Floor, New York, NY 10036.

*	Represents less than 1%.

(1)	Includes 52,870,757 shares issuable upon conversion of the senior secured convertible note executed by Vie in favor of Innovations on May 7, 2002. Innovations is owned by OptiMark, Inc., SOFTBANK Capital Partners LP, SOFTBANK Capital LP, SOFTBANK Capital Advisors Fund LP, Draper Fisher Jurvetson ePlanet Ventures LP, Draper Fisher Jurvetson ePlanet Partners Fund LLC, and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, and therefore, securities owned by Innovations may be regarded as being beneficially owned by each of these entities.

(2)	SOFTBANK Capital Partners LLC is the sole general partner of SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP (the “SOFTBANK investment funds”), therefore all securities owned by the SOFTBANK investment funds may be regarded as being beneficially owned by SOFTBANK Capital Partners LLC. All investment decisions on behalf of SOFTBANK Capital Partners LLC must be approved by SB Capital Managers LLC, therefore all securities beneficially owned by SOFTBANK Capital Partners LLC may be regarded as being beneficially owned by SB Capital Managers LLC. As of June 30, 2004, the beneficial ownership of SOFTBANK Capital Partners LLC, SB Capital Managers LLC and the SOFTBANK investment funds is as follows:

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
SOFTBANK Capital Partners LLC	16,060,502	(a)(b)(c)(d)	95.0%
SB Capital Managers LLC	16,060,502	(a)(b)(c)(d)	95.0%
SOFTBANK Capital Partners LP	11,352,935	(a)	93.1%
SOFTBANK Capital LP	11,272,063	(b)	93.0%
SOFTBANK Capital Advisors Fund LP	6,726,995	(c)	88.9%

(a)	Includes 4,684,870 shares of common stock issued upon conversion of the Series H Preferred and 22,321 shares of common stock issuable upon exercise of warrants exercisable at $4.48 per share.
(b)	Includes 4,604,380 shares of common stock issued upon conversion of the Series H Preferred and 21,937 shares of common stock issuable upon exercise of warrants exercisable at $4.48 per share.
(c)	Includes 80,865 shares of common stock issued upon conversion of the Series H Preferred and 385 shares of common stock issuable upon exercise of warrants exercisable at $4.48 per share.
(d)	Includes 6,117,038 shares of common stock owned by Innovations and 528,708 shares of common stock issuable upon conversion of the senior secured convertible note executed by Vie in favor of Innovations on May 7, 2002.

(3)	A common investment committee must approve all investment decisions of Draper Fisher Jurvetson ePlanet Ventures LP, Draper Fisher Jurvetson ePlanet Partners Fund, LLC and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG (“the Draper Fisher Jurvetson ePlanet Entities”). Therefore, the members of the investment committee may be regarded as beneficially owning securities held by the Draper Fisher Jurvetson ePlanet Entities. As of June 30, 2004, the beneficial ownership of the Draper Fisher Jurvetson ePlanet Entities and the members of the investment committee is as follows:

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Draper Fisher Jurvetson ePlanet Ventures LP +	11,320,116	(a)(d)	93.1%
Draper Fisher Jurvetson ePlanet Partners Fund LP ++	6,742,825	(b)(d)	88.9%
Draper Fisher Jurvetson ePlanet GmbH & Co. KG +	6,728,263	(c)(d)	88.9%
Members of the Investment Committee:
Timothy C. Draper ++	11,499,713	(a)(b)(c)(d)	93.2%
John H. N. Fisher ++	11,499,713	(a)(b)(c)(d)	93.2%
Stephen T. Jurvetson ++	11,499,713	(a)(b)(c)(d)	93.2%
Roderick Thomson +	12,501,822	(a)(b)(c)(d)(e)	93.7%
Asad Jamal +	11,499,713	(a)(b)(c)(d)	93.2%

(a)	Includes 4,631,379 shares of common stock issued upon conversion of the Series H Preferred and 42,991 shares of common stock issuable upon exercise of warrants exercisable at $4.48 per share.
(b)	Includes 96,186 shares of common stock issued upon conversion of the Series H Preferred and 893 shares of common stock issuable upon exercise of warrants exercisable at $4.48 per share.
(c)	Includes 81,759 shares of common stock issued upon conversion of the Series H Preferred and 759 shares of common stock issuable upon exercise of warrants exercisable at $4.48 per share.
(d)	Includes 6,117,038 shares of common stock owned by Innovations and 528,708 shares of common stock issuable upon conversion of the senior secured convertible note executed by Vie in favor of Innovations on May 7, 2002.
(e)	Includes 939,525 shares of common stock issuable upon conversion of the Series G Preferred and 62,583 shares of common stock issuable upon exercise of warrants exercisable at $8.00 per share.
+	Principal business address is 400 Seaport Court, Suite 102, Redwood City, CA 94063
++	Principal business address is 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025

Draper Fisher Jurvetson ePlanet Partners, Ltd. is the sole general partner of Draper Fisher Jurvetson ePlanet Ventures LP, and therefore may be deemed to beneficially own the securities owned by Draper Fisher Jurvetson ePlanet Ventures LP. Further, Draper Fisher Jurvetson ePlanet SLP Germany, Ltd. is the managing limited partner of Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, and therefore may be deemed to beneficially own the securities owned by Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG.

(4)	Includes 2,500 shares of common stock owned by Mr. Egan, 1,314,830 shares of common stock issuable upon conversion of the Series G Preferred owned by Mr. Egan, and 87,584 shares of common stock issuable upon exercise of warrants exercisable at $8.00 per share owned by Mr. Egan.

(5)	Includes the following options to acquire shares of common stock, exercisable at $8.00 per share:

Jennifer L. Andrews	17,437
Ronald D. Fisher	15,852
William A. Lupien	15,852
Daniel A. Nole	16,667
Dean G. Stamos	168,837
Robert J. Warshaw	47,555
Fred S. Weingard	71,333

(6)	Includes the following options to acquire shares of common stock, exercisable at $0.5329 per share:

Jennifer L. Andrews	79,597
William A. Lupien	71,798
Jonah M. Meer	36,707
Daniel A. Nole	51,000
Dean G. Stamos	458,844
Robert J. Warshaw	71,798
The shares listed above include 35,090 options issued to each of Mr. Lupien and Mr. Warshaw on February 3, 2004, which vested immediately in recognition of their past services as directors. The remaining shares listed above include the vested portion of options that were issued on June 15, 2004, which vest over a period of two years, and will remain exercisable for a period of ten years.

(7)	Mr. Fisher is the Managing Partner of SOFTBANK Capital Partners LLC and also serves on the Board of Directors of OptiMark Innovations Inc., although he is not regarded as the beneficial owner of securities owned by either SOFTBANK Capital Partners LLC or OptiMark Innovations Inc.

(8)	Mr. Warshaw is also Chief Executive Officer of OptiMark Holdings, Inc. and OptiMark, Inc. OptiMark, Inc. is a wholly-owned subsidiary of OptiMark Holdings, Inc. and is also the parent company of OptiMark Innovations, Inc. Mr. Warshaw is not regarded as the beneficial owner of securities owned by OptiMark Innovations, Inc.

Vie Financial Group, Inc. Series G Convertible Preferred Stock

As of June 30, 2004, there were 12,013.46 shares of Series G Preferred outstanding, which were convertible into 2,254,356 shares of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Broadgate Growth Investments, Ltd. B.A.S.E. Management (Gibraltar) Ltd. 4 Titmans Alley Gibraltar	1,668.91	(1)	13.9%

Logue Investments, Ltd. 33 Church Street Hamilton, Bermuda HM12	1,668.91	(1)	13.9%

Colonial & General Capital Corp. 1 Garrick House Carrington Street London, England W1JAF	1,668.91	(1)	13.9%

John W. Egan 4612 Pine Valley Drive Frisco, TX 75034	7,006.73	(1)	58.3%

(1)	Each share of Series G Preferred is convertible into 187.65 shares of common stock, and is entitled to one voting right for each common share on an as-converted basis. The Series G Preferred stockholders do not vote as a separate class.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about Vie’s equity compensation plans as of March 31, 2004.

Name	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Included in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	1,524,698	$6.80	408,213
Equity Compensation Plans Not Approved by Stockholders (2)	4,613	$568.72	24,200

TOTAL	1,529,311	$8.49	432,413

(1)	Vie Financial Group 2002 Option Plan and Vie Financial Group 2000 Incentive Plan.
(2)	In November 1998, our Board of Directors adopted the 1999 Stock Incentive Plan (the 1999 Plan). The material provisions of the 1999 Plan are described below. Additionally, a total of 41,250 options were granted during 1999 at a weighted-average exercise price of $860.40 to two individuals under separate agreements, and were not issued pursuant to any of Vie’s option plans. None of these plans or grants have been approved by Vie’s stockholders. Each of the plan and separate grants include provisions for forfeiture in the event the employee dies or ceases to be in the employment of Vie or one of its subsidiaries during the first year of employment.

1999 Stock Incentive Plan

A total of 25,500 shares for which options may be granted were reserved pursuant to the 1999 Plan. The 1999 Plan was intended to recognize the contributions made to the Company by all employees (including employees who are members of the Board of Directors) of the Company and certain consultants or advisors to the Company, to provide such persons with additional incentive to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain, and motivate individuals. In addition, the 1999 Plan was intended as an additional incentive to certain directors of the Company who are not employees of the Company or an affiliate to serve on the Board of Directors and to devote themselves to the future success of the Company. The 1999 Plan was initially comprised of a number of stock option agreements entered into in 1998 with certain key executives, outside directors and consultants, which agreements became a part of the Plan upon adoption. All grants under the 1999 Plan are in the form of non-qualified stock options. No grant may be made under the plan after November 10, 2005. The Plan is administered by the Compensation Committee. The Company does not have any current plans to make any future grants under the 1999 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to Vie during and with respect to the fiscal year ending March 31, 2004, Vie believes that all of its executive officers, directors and persons who may have been deemed to be greater than 10% stockholders during the year have made all filings required to be made under Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with SOFTBANK and DFJ ePlanet

Relationship with SOFTBANK

On September 30, 2003, we issued 35,000 shares of our Series H Preferred for an aggregate of $3.5 million to SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP and SOFTBANK Capital LP, each a Delaware limited partnership (SOFTBANK). Additionally, during October 2003, SOFTBANK converted the $1,493,333 of outstanding principal and accrued interest on their subordinated convertible notes into 14,933 shares of Series H Preferred.

On April 21, 2004, SOFTBANK converted all of its Series H Preferred into 9,370,115 shares of common stock. SOFTBANK is entitled to 40% of the aggregate voting rights with respect to all classes of our outstanding common and preferred voting stock. SOFTBANK also invests in Innovations, which controls 26% of the aggregate voting rights with respect to all classes of our common and preferred voting stock.

Ronald D. Fisher, the Chairman of our Board of Directors, is also a director of SOFTBANK Corporation, and is the Managing Member of the general partner in each of the SOFTBANK entities listed above that invested in our Series H Preferred. Directors designated by SOFTBANK, Innovations, these entities or their affiliates recused themselves from consideration of the Series H Preferred transaction. A special committee of disinterested directors approved the Series H Preferred transaction (see Corporate Governance section of this proxy statement).

Relationship with DFJ ePlanet

On October 9, 2003, we issued 15,000 shares of Series H Preferred for an aggregate of $1.5 million to Draper Fisher Jurvetson ePlanet Ventures L.P., a Cayman Islands limited partnership, Draper Fisher Jurvetson ePlanet Partners Fund, LLC, a California limited liability company, and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, a German partnership (DFJ ePlanet), on the same terms as the Series H Preferred shares issued to SOFTBANK. Additionally, during October 2003, DFJ ePlanet converted the $1,062,889 of outstanding principal and accrued interest on their subordinated convertible notes into 10,629 shares of Series H Preferred.

On April 21, 2004, DFJ ePlanet converted all of its Series H Preferred into 4,809,324 shares of common stock. DFJ ePlanet is entitled to 21% of the aggregate voting rights with respect to all classes of our outstanding common and preferred voting stock. DFJ ePlanet also invests in Innovations, which controls 26% of the aggregate voting rights with respect to all classes of our common and preferred voting stock.

Series H Convertible Preferred Stock

On September 30, 2003, we issued 35,000 shares of Series H Preferred at a purchase price of $3.5 million to SOFTBANK. On October 9, 2003, we issued 15,000 shares of Series H Preferred for an aggregate of $1.5 million to DFJ ePlanet on the same terms as the Series H Preferred shares issued to SOFTBANK.

On April 21, 2004, after the reverse stock split became effective and we had a sufficient number of available shares to issue to the Series H Preferred holders, we exercised our right to convert all of the Series H Preferred shares into common stock. In connection with the 50,000 shares of Series H Preferred described above, we issued 6,567,836 shares of common stock to SOFTBANK and 2,814,787 shares of common stock to DFJ ePlanet upon the conversion .

Subordinated Convertible Notes

On December 30, 2002, we entered into a loan agreement that provided $2.4 million in principal amount to us and required us to issue subordinated convertible notes and warrants to purchase shares of our common stock. The loan agreement was executed by and between Vie, SOFTBANK and DFJ ePlanet.

On April 21, 2004, after the reverse stock split became effective and we had a sufficient number of available shares of common stock to issue to the Series H Preferred holders, we exercised our right to convert all of the shares of Series H Preferred into shares of common stock. In connection with the 25,562 shares of Series H Preferred that were issued upon conversion of the notes described above, we issued 2,802,279 shares of common stock to SOFTBANK and 1,994,537 shares of common stock to DFJ ePlanet upon the Series H Preferred conversion.

Relationship with Innovations

On May 7, 2002, we closed the transactions contemplated by the securities purchase agreement with Innovations dated as of February 4, 2002, as amended. Pursuant to the purchase agreement, we issued 6,087,076 shares of our common stock to Innovations in consideration for $7,272,727 in cash, certain intellectual property and other non-cash assets. In addition, Innovations loaned us $2,727,273 in cash, evidenced by a senior secured convertible note in favor of Innovations. The note accrues interest at a rate of 7.5% per annum, matures in May 2007, and is convertible at any time into 528,708 shares of our common stock, subject to customary anti-dilution adjustments. The note is secured by a pledge and security agreement pursuant to which Innovations received a blanket lien on our assets, subject to the terms and conditions of the intercreditor, subordination and standstill agreement by and among RGC, Innovations and Vie Financial Group. On June 18, 2003, Innovations converted $154,545 of the first year interest payment due and outstanding as of May 7, 2003 into 29,962 shares of Vie common stock, and we paid the $50,000 balance of the interest payment in cash.

As of March 31, 2004, Innovations owned approximately 88% of our outstanding shares of common stock. Innovations is currently entitled to 26% of the aggregate voting rights with respect to all classes of our outstanding common and preferred voting stock.

Robert J. Warshaw was our interim Chief Executive Officer for the period May 8, 2002 through October 9, 2002. Mr. Warshaw is also a director of Vie Financial Group and the Chief Executive Officer of OptiMark Holdings, Inc. and OptiMark, Inc. OptiMark, Inc. is a wholly-owned subsidiary of OptiMark Holdings, Inc. and is also the parent company of OptiMark Innovations, Inc. Mr. Warshaw is paid a base salary and a guaranteed bonus by OptiMark, Inc. We reimbursed OptiMark, Inc. for the portion of Mr. Warshaw’s base salary and guaranteed bonus that was attributable to his performance as our acting Chief Executive Officer. From May 8, 2002 through October 9, 2002, we reimbursed OptiMark $137,261 related to Mr. Warshaw’s compensation. We entered into an employment agreement with Mr. Warshaw effective September 15, 2002, whereby we also granted him 47,555 stock options at an exercise price of $8.00. The options became fully vested upon the employment of Dean Stamos, our current Chief Executive Officer, on October 9, 2002.

In December 2002, we purchased computer equipment and consulting services related to development of the VWAP trading system software from OptiMark, Inc. for a total price of $241,126. We also entered into a services agreement with OptiMark, Inc. on January 1, 2003, whereby we provide office space and certain technology and communications support personnel to OptiMark, Inc. and OptiMark, Inc. provides to us certain administrative support personnel. We owed a balance of $30,170 to OptiMark, Inc. for the computer equipment, consulting services and the net amount payable to OptiMark, Inc. under the services agreement as of March 31, 2004.

Investors’ Rights Agreement

On May 7, 2002, we also entered into an Investors’ Rights Agreement (the Rights Agreement) with Innovations. Pursuant to the Rights Agreement, Innovations acquired certain rights, including but not limited to: (i) preemptive rights to subscribe to future sales of our common stock, (ii) registration rights and (iii) the right to designate a number of directors to our board of directors proportionate to Innovations’ ownership of our common stock. In addition, so long as Innovations holds at least 20% of our common stock, we have agreed that we will not take certain actions without Innovations’ prior approval, including, among other things, (i) the issuance of additional common stock (with certain exceptions), (ii) the repurchase or redemption of our securities, (iii) a merger, consolidation or sale of substantially all of our assets or (iv) engaging in any business other than the business we currently engage in. So long as Innovations has the right to appoint at least one director, certain actions by our board of directors cannot be taken without the approval of at least one of the directors appointed by Innovations. Such actions include, among other things, making capital expenditures in excess of certain limits, acquisitions or sales of assets with a value in excess of $50,000 within any fiscal year, incurring debt in excess of $100,000 (with certain exceptions) and repurchasing or redeeming our securities.

Non-Competition Agreement

We executed a non-competition agreement with Innovations and Holdings upon the closing of the transaction. The parties currently do not compete. This agreement precludes Innovations, OptiMark, Holdings or any entity that they control from competing with us on a worldwide basis in designing, implementing or operating volume-weighted average pricing trading systems or related services in U.S. and Canadian securities for themselves or any third party. The agreement expires in May 2007.

Other Relationships

Fred S. Weingard. We entered into a separation agreement with Fred S. Weingard, effective July 18, 2003. As consideration for Mr. Weingard’s release of claims and certain non-solicitation, non-competition and non-disclosure obligations, Mr. Weingard was entitled to severance payments totaling $110,000, healthcare insurance paid for by us for the three months ending October 31, 2003, and accelerated vesting with respect to 23,778 of the options held by Mr. Weingard. We paid $55,000 of Mr. Weingard’s severance on July 31, 2003, and we paid an additional $55,000 in six equal semi-monthly installments from August 15, 2003 through October 31, 2003. Also in accordance with the agreement, the expiration date of his vested options, totaling 71,333, was extended from July 15, 2004 to July 15, 2005. The separation agreement releases us from claims related to a March 4, 2003 employment agreement with Mr. Weingard, effective May 18, 2002, which entitled him to (i) an annual salary of no less than $220,000 per year; (ii) the potential for discretionary cash bonuses; (iii) a grant of options to purchase 142,666 shares of our common stock under the 2002 Option Plan at an exercise price of $8.00; and (iv) upon termination without cause or his resignation upon constructive termination, accelerated vesting with respect to 15,852 of his options, $110,000 in severance pay, and the ability to exercise his vested options for a period of one year after the date of termination.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed Vie’s audited financial statements for the last fiscal year and discussed them with management.

Vie’s independent auditors, Goldstein Golub Kessler LLP (“GGK”), have discussed with the Audit Committee the matters required to be discussed under Statement on Auditing Standard No. 61, Communication with Audit Committees.

As required by Independence Standards Board Standard No. 1, GGK has disclosed to the Audit Committee, in writing, all relationships between GGK and its related entities and Vie and its related entities that, in GGK’s professional judgment, may reasonably be thought to bear on independence and GGK has confirmed that, in its professional judgment, GGK is independent of Vie within the meaning of the Securities Act of 1933, as amended. GGK has also discussed its independence with the Audit Committee.

The Audit Committee, based on the foregoing, has recommended to the Board of Directors that the audited financial statements be included in Vie’s Annual Report on Form 10-K for the last fiscal year.

Jonathan M. Meer, Chairman
Ronald D. Fisher

PERFORMANCE GRAPH

The following graph compares the percentage change in cumulative total stockholder return on our Common Stock since March 31, 1999 with the cumulative total return on the Russell 2000 Index and an index composed of a representative group of companies from the SIC Code for Security Brokers and Dealers over the same period. The comparison assumes $100 was invested on April 1, 1999 in the common stock and in each of the indices and assumes reinvestment of dividends, if any, from that date to March 31, 2004. We have not paid cash dividends on the common stock. Historic stock prices are not indicative of future stock price performance. Information included in the graph was obtained from Media General Financial Services, PO Box 85333, Richmond, VA 23293, Phone: 1-(800) 446-7922, Fax: 1-(800) 649-6826.

INDEPENDENT AUDITORS

Our independent auditors for the fiscal year ended March 31, 2004 were GGK. The Audit Committee has also selected GGK to be our independent auditors for the year ended March 31, 2005. The selection of the independent auditors is not being submitted to stockholders because there is no legal requirement to do so. A representative of GGK is expected to be present at the annual meeting and to have the opportunity to make a statement, if he desires to do so, and to be available to respond to appropriate questions.

GGK has a continuing relationship with American Express Tax and Business Services, Inc., a subsidiary of American Express Company (“AMEX”) from which GGK leases auditing staff and through which its partners provide non-audit services. The leased staff are full time, permanent employees of AMEX. As a result of this arrangement, GGK has no full time employees of its own, and therefore, none of the audit services performed were provided by permanent, full time employees of GGK. However, GGK determines the scope and function of its annual audit and interim financial statement reviews, manages and supervises the audit and audit staff supplied by AMEX, and is exclusively responsible for and is the issuer of the opinion delivered to Vie in connection with its audit.

During the fiscal year ended March 31, 2004 and 2003, Vie paid fees of approximately $27,500 and $20,000, respectively, to AMEX for non-audit tax preparation services it provided to us. None of these fees paid by Vie to AMEX were shared by AMEX with GGK or otherwise remitted to GGK by Vie or AMEX.

No financial or other employee of Vie is a former employee or otherwise affiliated with GGK or AMEX.

Audit Fees

The aggregate fees in connection with our consolidated financial statements and the reviews of the financial statements included in our Form 10-Qs for the fiscal years ended March 31, 2004 and 2003 totaled $75,000 and $90,000, respectively.

Audit-Related Fees

We paid audit-related fees of $12,000 and $21,000 to GGK during the years ended March 31, 2004 and 2003, respectively, for regulatory audits of subsidiaries.

All Other Fees

GGK did not render any services to us other than those described above during the fiscal year ended March 31, 2004. The aggregate fees paid for services rendered by GGK during the fiscal year ended March 31, 2003, other than for audit services, totaled $2,885. These other services involved the review of filings, including registration statements, with the SEC and documents related to financing transactions.

Pre-Approval of Services

Since the May 6, 2003 effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, all services performed by our independent auditor under engagement were approved by the Audit Committee pursuant to its pre-approval policy, and none was approved pursuant to the de minimis exception to the rules and regulations of the Securities and Exchange Commission on pre-approval.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

FINANCIAL INFORMATION

Vie’s financial statements for the year ended March 31, 2004 are included in our Annual Report on Form 10-K, which is being mailed to stockholders with this Proxy Statement. We will provide to each stockholder a copy of our Annual Report on Form 10-K that was filed with the SEC for the fiscal year ended March 31, 2004. We will provide the Annual Report at no charge by first class mail or other equally prompt means within one business day of receipt of your request. Requests for such documents should be directed to the Secretary of Vie Financial Group at 1114 Avenue of the Americas 22nd Floor, New York, New York 10036, Telephone (212) 575-8200. We are incorporating by reference into this Proxy Statement the financial information in our Annual Report on Form 10-K, including the financial statements, management’s discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure, and quantitative and qualitative disclosures about market risk.

WHERE TO OBTAIN MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information required under the Exchange Act with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials and information from the Commission can be obtained at existing published rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC which may be downloaded free of charge. When requesting such materials and information from the Commission, please reference the Company’s Commission file number which is “001-11747.”

STOCKHOLDER PROPOSALS FOR ANNUAL MEETINGS

Stockholders may submit proposals on matters appropriate for stockholder action at the Company’s annual meetings consistent with regulations adopted by the SEC. For stockholder proposals to be considered by the Board of Directors for inclusion in the Proxy Statement and form of proxy relating to the 2005 Annual Meeting of Stockholders, they must be submitted to us not later than April 22, 2005. If any stockholder wishes to present a proposal for consideration at the 2005 Annual Meeting of Stockholders that is not included in the Proxy Statement relating to such meeting and fails to submit such proposal to the Secretary on or before July 1, 2005, then the Board of Directors will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement. All proposals should be addressed to Vie Financial Group, Inc. at 1114 Avenue of the Americas, 22nd Floor, New York, New York 10036, Attention: Secretary. Nothing in this paragraph shall be deemed to require us to include in our proxy materials relating to such Annual Meeting of Stockholders any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC and the Company’s By-laws at that time in effect.

OTHER MATTERS

We do not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors,

Dean G. Stamos
July 29, 2004	Chief Executive Officer

Vie Financial Group, Inc.

Proxy Card for Annual Meeting of Stockholders on September 22, 2004

The undersigned stockholder hereby appoints Dean G. Stamos and Christopher S. Stangel, and each of them, each with full power to act alone and with power of substitution, as proxy or proxies for the undersigned, to attend the Annual Meeting of the Stockholders of Vie Financial Group, Inc. (the “Company”), to be held at 10:00am on Wednesday, September 22, 2004, at the Renaissance New York Hotel Times Square, Two Times Square, 714 Seventh Avenue at W. 48th Street, New York, New York 10036 or at any postponements, continuations or adjournments thereof, and to vote all shares of Voting Stock of Vie held by the signatory at the close of business on July 29, 2004, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue hereof with respect to the matters described below.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted “FOR” the election of the nominees for Director listed below. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any and all postponements, continuations or adjournments thereof.

This proxy is solicited on behalf of the Board of Directors of Vie. The Board of Directors of Vie recommends that you vote “FOR” the nominees for Director.

1. Election of Directors: Ronald D. Fisher, William A. Lupien, Jonah M. Meer, Dean G. Stamos, and Robert J. Warshaw.

FOR	WITHHELD	FOR ALL EXCEPT
☐	☐	☐

If you wish to withhold authority to vote your shares from any individual nominee(s), mark the “For All Except” box and strike a line through the name(s) of the nominee(s).

☒ Please mark your vote as in this example

The undersigned hereby acknowledges receipt of the Annual Report, notice of the annual meeting of stockholders and the proxy statement and hereby revokes all previously granted proxies.

Please be sure to sign and date this proxy

Date:
Stockholder sign here

Co-owner sign here

Please sign this proxy exactly as your name(s) appear(s) on the books of Vie. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Please vote, date, sign and return promptly in the enclosed envelope.